EXHIBIT 5.1

[Letterhead of HUB International Limited]

July 30, 2003

Hub International Limited
55 East Jackson Boulevard
Chicago, Illinois 60604 U.S.A.

Ladies and Gentlemen:

Registration Statement on Form S-3

     This opinion is furnished to Hub International Limited (the “Company”) in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission today (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of the Company’s (i) debt securities (the “Debt Securities”), (ii) common shares (the “Common Shares”), (iii) preference shares (the “Preference Shares”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”), (v) warrants to purchase Common Shares (the “Common Share Warrants”), (vi) warrants to purchase Preference Shares (the “Preference Share Warrants”), (vii) share purchase contracts (the “Share Purchase Contracts”) and (viii) units (the “Units”) with an aggregate issue price of up to $140,000,000. The Debt Warrants, Common Share Warrants and Preference Share Warrants are collectively referred to as the “Warrants” and the Warrants, together with the Debt Securities, the Common Shares, the Preference Shares, the Shares Purchase Contracts and the Units are collectively referred to as the “Securities”. Any Debt Securities and Preference Shares may be convertible into or exchangeable for Common Shares or other Securities.

     The Debt Securities will be issued in one or more series and may be either senior debt securities (the “Senior Securities”) issued pursuant to an Indenture to be entered into (the “Senior Indenture”) between the Company and The Bank of New York, as trustee (the “Senior Trustee”), or subordinated debt securities (the “Subordinated Securities”) issued pursuant to an Indenture to be entered into (the “Subordinated Indenture”) between the Company and The Bank of New York, as trustee (the “Subordinated Trustee”). The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”), the Common Share

Warrants will be issued under one or more Common Share Warrant agreements (each, a “Common Share Warrant Agreement”) and the Preference Share Warrants will be issued under one or more Preference Share Warrant agreements (each, a “Preference Share Warrant Agreement” and, together with the Debt Warrant Agreements and the Common Share Warrant Agreements, the “Warrant Agreements”) each to be between the Company and a financial institution identified therein as warrant agent (each, a “Warrant Agent”).

     I have made such investigations and examined originals or copies, certified or otherwise identified to my satisfaction, of such certificates of public officials and of such other certificates, documents and records as I have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

     For purposes of this opinion, I have assumed, with respect to all documents examined by me, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein and I have not performed any independent verification of such factual matters.

     The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     Based upon and subject to the foregoing, I am of the opinion that:

(i)	The Senior Indenture has been duly authorized, executed and delivered by the Company.

(ii)	The Senior Securities (including Senior Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) have been duly authorized and, when the final terms of the applicable Senior Securities have been duly established and approved such Senior Securities will have been duly authorized, executed and delivered by the Company.

(iii)	The Subordinated Indenture has been duly authorized, executed and delivered by the Company.

(iv)	The Subordinated Securities (including Subordinated Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) have been duly authorized and when the final terms of the applicable Subordinated Securities have been duly established and approved such Subordinated Securities will have been duly authorized, executed and delivered by the Company.

(v)	The Common Shares (including Common Shares issuable upon conversion of or exchange for any Security or upon exercise of any Common Share Warrant) have been duly authorized and, when issued and delivered against payment therefor, will be validly issued, fully paid and non-assessable.

(vi)	The Preference Shares (including Preference Shares issuable upon conversion of or exchange for any Security or upon exercise of any Preference Share Warrant) have been duly authorized and, when the final terms thereof have been duly established and approved and certificates representing such Preference Shares have been duly executed by the Company and when such certificates have been delivered to and paid for by the purchasers thereof, and when all corporate action necessary for issuance of such Preference Shares has been taken, such shares will be validly issued, fully paid and non-assessable.

(vii)	The Warrants have been duly authorized and, when the terms of the applicable Warrant Agreement have been duly established, the applicable Warrant Agreement will have been duly authorized, executed and delivered by the Company.

(viii)	The Share Purchase Contracts have been duly authorized and, when the terms of the applicable Share Purchase Contract Agreement under which the Share Purchase Contracts are to be issued have been duly established, such share purchase contract agreement will have been duly authorized, executed and delivered by the Company.

(ix)	The Units have been duly authorized and, when the terms of the applicable Units have been duly established, such unit agreement will have been duly authorized, executed and delivered by the Company.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name where it appears in the Registration Statement.

Very truly yours,

/s/ W. Kirk James

W. Kirk James Vice President, Secretary and General Counsel

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